Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Kathryn C. Koessel
Investor Relations
612-661-3830

PepsiAmericas Reports Double Digit Net Income Growth for the
Third Quarter of 2003

Minneapolis, MN, October 22, 2003 – PepsiAmericas, Inc. (NYSE: PAS) today reported third-quarter 2003 net income of $62.5 million, up 24.5 percent from $50.2 million in the third quarter of 2002.  Diluted earnings per share (EPS) totaled $0.43, an increase of 30.3 percent compared to $0.33 in the prior-year third quarter.  Excluding the $0.04 per share benefit of certain tax accrual reversals and special charges in 2002 and 2003, net income grew 12.7 percent over the third quarter of 2002 to $55.9 million.  Excluding unusual items in both years, diluted EPS of $0.39 increased 18.2 percent from $0.33 in the prior-year third quarter.

For the first nine months of 2003, income from continuing operations totaled $120.6 million, or $0.84 per diluted share, compared to $0.84 for the prior-year nine-month period.  Excluding unusual items included in the attached reconciliation table, year-to-date 2003 income from continuing operations was $116.9 million, or $0.81 per diluted share, versus $0.82 in the prior-year same period.

Third-Quarter Results

Results for the third quarter 2003 benefited from strength in U.S. pricing, continued improvement in international operations including the favorable impact of foreign exchange, continued cost management and fewer shares outstanding.  These benefits offset a decline in worldwide volume.  The company prospectively adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16 in the first quarter of 2003.  The results, assuming that EITF 02-16 had been in effect in 2002 are provided where applicable, and a reconciliation table and explanation are included with the financial statements attached to this release.

•                  Worldwide operating income increased 8.0 percent to $111.3 million.

•                  Total net sales declined by $9.3 million to $865.0 million compared to $874.3 million in the previous year.  Assuming that EITF 02-16 was in effect during 2002, third-quarter 2003 net sales would have increased $12.0 million, or 1.4 percent, over the same period a year earlier.

•                  Worldwide volume declined 3.3 percent reflecting lower U.S and Central Europe volumes.

“We were very pleased with our 2003 third quarter results,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “We achieved these results through the disciplined implementation of our pricing strategy and cost containment programs as well as in comparison to strong prior-year volume gains.  Our continued commitment to the effective execution of both our U.S. and international business strategies should position us to deliver our 2003 goals and consistent future growth.”

Operating Income and Financial Highlights

Strength in both U.S. and international pricing and the efficient management of costs drove an 8.0 percent increase in worldwide operating income, to $111.3 million in the third quarter.  On a worldwide basis, the gross profit margin increased to 42.8 percent in the third quarter compared to 40.0 percent for the same period a year earlier.  Had the company adopted EITF 02-16 at the beginning of 2002, the third quarter 2003 gross margin would have improved by 40 basis points to 42.8 percent from 42.4 percent in the prior-year quarter.   If EITF 02-16 had been in effect in 2002, third-quarter 2003 cost of goods sold would have increased by less than one percent and SD&A would have increased $1.0 million, or 0.4 percent over the third quarter of 2002.

U.S. Operations Highlights

The profitability of the U.S. business improved in the third quarter.  U.S. operating income increased 4.3 percent to $102.7 million compared to the third quarter in 2002.  Net sales declined 1.8 percent year-over-year, and assuming EITF 02-16 had been in effect in 2002, net sales would have increased $8.0 million, or 1.1 percent, to $725.3 million.  These results reflected improved net selling price per unit of 3.8 percent, which offset the 3.7 percent decline in U.S. volume.  The net selling price increase was comprised of approximately 3.3 percent from rate and 0.5 percent from mix. A continued focus on the management of SD&A also contributed to the results.

Absolute volumes were stable in the third quarter compared to the second quarter of 2003.  Trademark Pepsi volume benefited from the successful introduction of PepsiVanilla in the quarter and the continued success of Sierra Mist.  The year-to-year decline in third-quarter U.S. volume reflected softness across all channels and continued weakness in trademark Pepsi.  However, continuing softness in brand Pepsi contributed to trademark Pepsi’s low single-digit volume decline.  In addition, the diet category continued to grow across all brands.  Aquafina volume declined in mid-single digits.

International Operations Highlights

The international business performance continued to improve.  International operating income from the combined Central Europe and Caribbean operations grew by $4.0 million to $8.6 million in the third quarter, as the reversals of special charges were approximately the same in both years.  Favorable foreign exchange rates contributed $1.3 million to international operating income.

Central Europe continued to deliver positive results, with operating income of $7.9 million for the third quarter, a $2.9 million increase over the prior-year third quarter.  Net sales for the quarter increased 3.8 percent to $90.6 million.  As a result of a volume decline in the water category, Central Europe’s overall volume decreased by 3.2 percent in the quarter.  However, the results for the current quarter reflected continued strength in core carbonated soft drink (CSD) and new age beverage categories’ volume and pricing.  Net average pricing remained strong across all categories.  As Central Europe continued to shift to a more efficient delivery model, SD&A improved, declining 3.5 percent to $33.1 million, assuming that EITF 02-16 was in effect during 2002.

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Operating income for the Caribbean business totaled $0.7 million in the third quarter, comparing favorably with a loss of $0.3 million a year earlier.  Volume growth of 1.4 percent and a 0.3 percent decline in cost of goods sold drove this improvement, as net selling price per unit remained relatively flat compared to the third quarter in 2002.

Nine-Month Results

For the nine months ended September 27, 2003, PepsiAmericas reported income from continuing operations of $120.6 million, a decline of 6.1 percent from the comparable nine-month period in 2002.   Worldwide operating income declined 10.1 percent to $242.2 million.  The lower nine-month results were attributable to a weak first quarter of 2003.  Worldwide net sales year-to-date decreased $64.0 million compared to the same period in 2002, to $2.4 billion.  Assuming that EITF 02-16 was in effect during 2002, net sales would have declined $2.5 million, or 0.1 percent over the same period a year earlier.  Total worldwide volume declined 4.3 percent, primarily due to the 4.7 percent decline in U.S. volume.

U.S. operating income totaled $242.2 million for the first nine months, a 12.3 percent decline from $276.2 million for the same period a year earlier.  This decline primarily reflected a shortfall in the first quarter of 2003.  Net sales in the U.S. declined 3.7 percent for the nine-month period, to $2.0 billion.  Assuming that EITF 02-16 was in effect during 2002, net sales would have decreased by $18.0 million, or approximately 1.0 percent, over the same period a year earlier.

Central Europe’s operating income of $2.0 million for the first nine months of 2003 compared favorably with a loss of $2.4 million a year earlier.  Volume declined 5.1 percent compared to the same nine-month period in 2002, with the greatest decline in the first quarter of 2003.  Operating income benefited from a $4.4 million foreign exchange benefit and $3.8 million in cost improvements, which offset the volume declines.

The Caribbean improved its year-over-year performance in the first nine months, reporting an operating loss of $2.0 million for 2003, compared to a loss of $4.3 million for the same period in 2002.  Net sales increased 3.9 percent to $136.0 million for the year-to-date, reflecting volume growth of 5.1 percent compared to this period.

Outlook

“The year has unfolded as we expected and as we have discussed,” stated Mr. Pohlad. “This includes progressively improving quarterly performance, with the most significant improvement occurring in the second half of the year.  The key drivers of this year’s results should provide an even greater benefit to PepsiAmericas in the fourth quarter, as we continue the disciplined implementation of our operating plans and compare 2003 results with a soft fourth quarter in 2002.”

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The company confirms its EPS outlook for the full year 2003.  As previously disclosed, excluding unusual items and the benefit of approximately six cents per share from share repurchase in 2003, PepsiAmericas expects to achieve EPS growth at the low end of the range of  9 to 11 percent.  On a comparable 52 week basis, the company expects to achieve GAAP EPS growth in the range of 18 to 20 percent.  This growth rate compares to 2002 diluted reported and adjusted EPS of $0.89 from continuing operations.  On a full-year basis, PepsiAmericas now expects U.S. price increases in the range of 3 to 4 percent, offsetting worldwide volume declines in the low single digits.  In 2003, PepsiAmericas full year includes 53 weeks.  However, the company’s outlook and comments are based on 52 weeks for comparative purposes.

PepsiAmericas will hold its third quarter earnings conference call at 9:00 AM CST today, Wednesday, October 22, 2003 by telephone and through a live webcast over the internet.  To listen via telephone to the conference call within the U.S., please dial 877-888-4034 and request the PepsiAmericas conference call.  The live webcast will be available through the company’s website at www.pepsiamericas.com.   A playback of the conference call will be available until October 29, 2003.  To listen to the archived call within the U.S., please dial 888-203-1112 and enter the replay passcode 651160.  A replay of the webcast will archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 117 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) holds a 39.7 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 28, 2002.

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PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2003
COMPARED WITH THE SAME PERIODS OF FISCAL 2002
(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Third Quarter		First Nine Months
	2003	2002	2003	2002

Net sales	$865.0	$874.3	$2,418.0	$2,482.0
Cost of goods sold	494.4	524.6	1,401.6	1,491.9
Gross profit	370.6	349.7	1,016.4	990.1
Selling, delivery and administrative expenses	260.2	247.5	767.5	721.3
Amortization	0.1	0.2	0.3	0.5
Special charges	(1.0)	(1.1)	6.4	(1.1)
Operating income	111.3	103.1	242.2	269.4
Interest expense, net	(16.8)	(19.2)	(54.2)	(56.6)
Other expense, net	(2.4)	(1.6)	(4.2)	(2.4)
Income before income taxes	92.1	82.3	183.8	210.4
Income taxes	29.6	32.1	63.2	82.0
Income from continuing operations	62.5	50.2	120.6	128.4
Loss from discontinued operations, after taxes	—	—	—	(6.0)

Net income	$62.5	$50.2	$120.6	$122.4

Weighted average common shares:
Basic	142.9	152.2	143.2	153.2
Incremental effect of stock options and awards	1.0	0.5	0.8	0.5
Diluted	143.9	152.7	144.0	153.7

Income (loss) per share - basic:
Continuing operations	$0.44	$0.33	$0.84	$0.84
Discontinued operations	—	—	—	(0.04)
Net income	$0.44	$0.33	$0.84	$0.80

Income (loss) per share - diluted:
Continuing operations	$0.43	$0.33	$0.84	$0.84
Discontinued operations	—	—	—	(0.04)
Net income	$0.43	$0.33	$0.84	$0.80

Cash dividends per share	$—	$—	$0.04	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND IN MILLIONS)

	End of	End of
	Third Quarter	Fiscal Year
	2003	2002

Cash	$86.0	$113.8
Receivables	198.9	202.6
Inventory	188.1	170.2
Other current assets	69.1	63.3
Total current assets	542.1	549.9
Net property	1,094.0	1,130.8
Intangible assets	1,762.7	1,757.7
Other assets	111.2	124.2

Total assets	$3,510.0	$3,562.6

Short-term debt, including current maturities of long-term debt	$196.6	$303.1
Payables	194.5	197.9
Other current liabilities	162.8	197.0
Total current liabilities	553.9	698.0
Long-term debt	1,071.7	1,080.7
Deferred income taxes	121.7	82.2
Other liabilities	237.7	253.1

Total liabilities	1,985.0	2,114.0

Shareholders’ equity	1,525.0	1,448.6

Total liabilities and shareholders’ equity	$3,510.0	$3,562.6

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FIRST NINE MONTHS OF FISCAL 2003
COMPARED WITH THE SAME PERIOD OF FISCAL 2002
(UNAUDITED AND IN MILLIONS)

	First Nine Months
	2003	2002

Cash Flows from Operating Activities:
Income from continuing operations	$120.6	$128.4
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	131.4	120.2
Deferred income taxes	31.5	39.4
Special charges	6.4	(1.1)
Gain on sale of investment	(2.1)	(3.5)
Cash outlays related to special charges	(6.5)	(5.0)
Other	6.6	(1.0)
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(28.9)	(52.9)
Net change in other assets and liabilities	(13.8)	6.0
Net cash provided by operating activities of continuing operations	245.2	230.5

Cash Flows from Investing Activities:
Capital investments	(97.9)	(159.4)
Franchises and companies acquired	(2.5)	(2.9)
Proceeds from sales of investments	6.4	26.5
Proceeds from sales of property	2.9	6.9
Net cash used in investing activities	(91.1)	(128.9)

Cash Flows from Financing Activities:
Repayments of long-term debt	(279.4)	—
Proceeds from issuance of long-term debt	146.3	250.0
Net borrowings (repayments) of short-term debt	18.2	(228.4)
Treasury stock purchases	(66.6)	(56.1)
Issuance of common stock	7.1	4.8
Cash dividends	(5.7)	(6.1)
Net cash used in financing activities	(180.1)	(35.8)

Net cash used in discontinued operations	(1.7)	(14.6)
Effects of exchange rate changes on cash and equivalents	(0.1)	(0.2)
Change in cash and equivalents	(27.8)	51.0
Cash and equivalents at beginning of year	113.8	64.4
Cash and equivalents at end of quarter	$86.0	$115.4

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the company’s non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

         Adjusted Comparisons:  In order to better reflect our quarter-over-quarter and comparative first nine months operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	Third Quarter 2003		Third Quarter 2002		First Nine Months 2003		First Nine Months 2002
		Income from		Income from		Income from		Income from
	Operating	Continuing	Operating	Continuing	Operating	Continuing	Operating	Continuing
	Income	Operations	Income	Operations	Income	Operations	Income	Operations
(Unaudited, in millions)
As Reported	$111.3	$62.5	$103.1	$50.2	$242.2	$120.6	$269.4	$128.4
Unusual items impacting comparability
Special charges	(1.0)	(0.6)	(1.1)	(0.6)	6.4	3.9	(1.1)	(0.6)
Interest income on ESOP tax settlement						(4.0)
Tax benefit on ESOP tax settlement						(6.0)
Early extinguishment of debt						5.4
Gain on land sale						(1.3)		(2.1)
Additional tax accruals						4.3
Reversal of certain tax accruals		(6.0)				(6.0)
Adjusted Comparisons	$110.3	$55.9	$102.0	$49.6	$248.6	$116.9	$268.3	$125.7

Weighted average common shares:
Basic		142.9		152.2		143.2		153.2
Incremental effect of stock options and awards		1.0		0.5		0.8		0.5
Diluted		143.9		152.7		144.0		153.7

Income from continuing operations per share- basic
As reported		$0.44		$0.33		$0.84		$0.84
As adjusted		$0.39		$0.33		$0.82		$0.82
Income from continuing operations per share- diluted
As reported		$0.43		$0.33		$0.84		$0.84
As adjusted		$0.39		$0.33		$0.81		$0.82

Adjustments included in this summary were as follows:

Special charges - In the third quarter of 2003, the company recorded a net reversal in special charges of $1.0 million ($0.6 million after taxes) related primarily to the plan to modify the distribution method in Central Europe.  The net reversal resulted primarily from favorable outcomes associated with outstanding lease obligations and severance payments of approximately $1.5 million, offset, in part, by additional charges of $0.5 million.

For the first nine months of 2003, the company recorded special charges, net, of $6.4 million ($3.9 million after taxes).  These charges consisted primarily of the $5.8 million charge in the first quarter of 2003 related to the reduction in workforce in the U.S., and charges related to the changes in the production, marketing and distribution strategies in the international operations.  The U.S. special charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.  In the second quarter of 2003, the company recorded special charges of $0.8 million related to a change in the production and distribution strategy in Barbados, which consisted primarily of asset write-downs.  In addition, the company recorded additional special charges of $1.9 million in the first nine months of 2003, related to the changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia, offset by a special charge reversal of $2.1 million related primarily to favorable outcomes in Poland, as discussed above.

In the third quarter and first nine months of 2002, the company reversed $1.1 million of excess severance and related exit costs related to previously recorded special charges in Poland.

ESOP tax settlement - In the first quarter of 2003, the company favorably settled a tax matter with the Internal Revenue Service relating to the company’s past Employee Stock Ownership Plan, including the taxes previously paid that are now due back to the company, and related interest.  As a result, the Company recorded interest income of $6.4 million in “Interest expense, net” ($4.0 million after taxes), and a tax benefit of $6.0 million in “Income taxes” for the first nine months of 2003.

Early extinguishment of debt - In February 2003, the investors in the $150 million of notes issued in March 2001 notified the company that they would exercise their option to purchase and remarket the notes pursuant to the remarketing agreement, unless the company elected to redeem the notes.  In March 2003, the company exercised its option and elected to redeem the notes at fair value pursuant to the agreement.  As a result, the company recorded a loss on the early extinguishment of debt in the first quarter of 2003 of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”  The loss was included in income from continuing operations before income taxes pursuant to Statement of Financial Accounting Standards No. 145, “Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

Gain on land sale - In the second quarter of 2003, the company recorded an additional gain on the sale of a parcel of land in downtown Chicago of $2.1 million ($1.3 million after taxes) related to the reversal of accruals related to the favorable resolution of certain contingencies.

In the second quarter of 2002, the company recorded a $3.5 million gain ($2.1 million after taxes) related to the sale of the land.  These amounts were recorded in “Other expense, net.”

Tax accruals -  In the third quarter of 2003, the company recorded a net reversal of tax accruals of $6.0 million related primarily to the settlement of various income tax audits through the 1999 tax year.  In the first quarter of 2003, the company recorded additional tax accruals of $4.3 million related to additional liabilities.  Excluding the adjustments to certain tax accruals, as well as the ESOP settlement tax benefit, the effective income tax rate was 38.5 percent, compared to the prior-year third quarter and first nine months effective income tax rate of 39 percent.

2.  Recently Issued Accounting Pronouncements:  In the first quarter of 2003, the company prospectively adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”  EITF Issue No. 02-16 requires that certain consideration received from vendors or brand owners by the company be recorded as a reduction of cost of goods sold, unless the payment is directly attributable (offsetting) to incremental and separately identifiable expenses incurred elsewhere in the income statement.  As a result, certain marketing support programs (bottler incentives) from brand owners that were previously recognized as an increase to net sales or a reduction in SD&A in prior periods, are recorded as a reduction of cost of goods sold for new agreements beginning in the first quarter of 2003.  Marketing support programs that are directly attributable to incremental expenses incurred and evidenced through submissions for reimbursement, are reported as either an increase to net sales or a reduction of SD&A, and all other marketing support programs are recognized as a reduction of cost of goods sold.

The following table presents the pro forma results for the third quarter and first nine months of 2002, had EITF Issue No. 02-16 been effective, compared to the same periods in 2003 reported results.

	Third Quarter	Third Quarter
	2003	2002		% Change
(Unaudited, in millions)	As reported	As reported	Pro forma	Reported	Pro forma
Net sales	$865.0	$874.3	$853.0	-1.1%	1.4%
Cost of goods sold	494.4	524.6	491.6	-5.8%	0.6%
Gross margin percentage	42.8%	40.0%	42.4%	N/A	N/A
SD&A	260.2	247.5	259.2	5.1%	0.4%
SD&A, as a percentage of net sales	30.1%	28.3%	30.4%	N/A	N/A

	First Nine Months	First Nine Months
	2003	2002		% Change
(Unaudited, in millions)	As reported	As reported	Pro forma	Reported	Pro forma
Net sales	$2,418.0	$2,482.0	$2,420.5	-2.6%	-0.1%
Cost of goods sold	1,401.6	1,491.9	1,395.4	-6.1%	0.4%
Gross margin percentage	42.0%	39.9%	42.4%	N/A	N/A
SD&A	767.5	721.3	756.3	6.4%	1.5%
SD&A, as a percentage of net sales	31.7%	29.1%	31.2%	N/A	N/A